Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

SITEL, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of January 30, 2007, of SITEL, LLC (the “Company”) is made and entered into to be effective for all purposes as of the date hereof by CLIENTLOGIC CORPORATION, a Delaware corporation (“ClientLogic”), and such other persons as may from time to time be admitted as members of the Company in accordance with the terms of this Agreement and the Delaware Act (as defined herein). As used in this Agreement, the term “Member” shall mean any one of ClientLogic (so long as it is a member of the Company) or any other person or entity who is admitted as a member of the Company in accordance with this Agreement and the Delaware Act, and the term “Members” (whether one or more) shall mean ClientLogic (so long as it is a member of the Company) and any other person or entity admitted as a member of the Company in accordance with this Agreement and the Delaware Act.

R E C I T A L S:

WHEREAS, the undersigned desires to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C §§ 18-101, et. seq. (as amended from time to time, the “Delaware Act”), in accordance with the terms of this Agreement.

NOW, THEREFORE, the undersigned hereby adopts the following as its “limited liability company agreement” (as that term is used in the Delaware Act):

1. Formation: The Company was formed as a limited liability company under the Delaware Act as of January 17, 2007. The undersigned is hereby authorized to file and record any amendments to the Certificate and such other documents as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property. This Agreement is subject to, and governed by, the Delaware Act and the Certificate filed with the Secretary of State of the State of Delaware. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Delaware Act or the provisions of the Certificate, such provisions of the Delaware Act or the Certificate, as the case may be, will be controlling. To the extent any provision of this Agreement is prohibited or ineffective under the Delaware Act, this Agreement shall be considered amended to the least extent possible in order to make this Agreement effective under the Delaware Act. In the event the Delaware Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid thereafter valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2. Defined Terms. Capitalized terms used in this Agreement with their initial letters capitalized shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the respective meanings specified in this paragraph 2.

(a) “Additional Capital Contribution” has the meaning set forth in paragraph 10.

LLC Agreement

(a) “Affiliate” shall mean any individual, partnership, corporation, limited liability company, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term “control” and its derivatives means the power of any Person to direct or cause the direction of the management and policies of any other Person, whether by way of ownership of voting securities, contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “Board of Directors” means the board of directors responsible for the management of the Company as set forth in paragraph 9 hereof.

(d) “Capital Account” shall mean each individual account established and maintained on behalf of a Member.

(f) “Capital Contribution” shall mean the total value of cash and agreed gross fair market value of property contributed to the Company by a Member. Additional Capital Contributions may only be made by a Member with the consent of all other Members.

(g) “Certificate” shall mean the certificate of formation of the Company (as the same may be amended or modified from time to time in accordance with the Delaware Act).

(h) “ClientLogic” shall have the meaning set forth in the preamble.

(i) “Common Shares” shall mean the common shares (or equivalent) of the Company (which amount may be increased by the Company from time to time to reflect additional Capital Contributions, which shares shall have the rights, powers and preferences set forth in paragraph 9.

(j) “Company” shall mean SITEL, LLC and any successor thereto.

(k) “Company Accountant” shall have the meaning set forth in paragraph 17(c).

(1) “Delaware Act” shall have the meaning set forth in the recitals.

(m) “Director” means any individual elected or appointed to the Board of Directors pursuant to the provisions of the Certificate or this Agreement. A Director shall be a manager of the Company for purposes of the Delaware Act.

(n) “Distributable Cash” shall have the meaning set forth in paragraph 11.

(o) “Entity” shall mean any association, corporation, general partnership, limited partnership, limited liability company, joint stock association, joint venture, trust, business trust, cooperative, any foreign association of like structure or other legal entity or organization.

(p) “Fiscal Year” shall mean the Company’s fiscal year as set forth in paragraph 17(b).

(q) “Formation Date” shall mean January 22, 2007.

(r) “Indemnified Party” shall have the meaning set forth in paragraph 15.

(s) “Interest” in the Company shall mean the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Delaware Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and under the Delaware Act.

(t) “Member” shall have the meaning set forth in the preamble.

(u) “Notices” shall have the meaning set forth in paragraph 18(b).

(v) “Organizer” shall have the meaning set forth in paragraph 18(1).

(w) “Organization Expenses” shall mean those expenses incurred in connection with the formation of the Company as further described in paragraph 8(i).

(x) “Percentage Interest” has the meaning set forth in paragraph 9(b).

(y) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, successors and assigns of any such Person, as the case may be, where the context requires.

(z) “Registered Agent” shall have the meaning set forth in paragraph 4.

(aa) “Registered Office” shall have the meaning set forth in paragraph 4.

(bb) “Share” shall refer to an Interest in the Company representing such rights of membership and interests in the capital and/or profits of the Company, and to be measured in such Shares or classes of Shares as may be established pursuant to paragraph 9(c).

(cc) “Shortfall” shall have the meaning set forth in paragraph 10.

3. Name and Principal Place of Business:

(a) The name of the Company is “SITEL, LLC”. The Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Members may from time to time determine. All business of the Company shall be conducted under such name, and title to all assets or property owned by the Company shall be held in such name.

(b) The principal place of business of the Company shall be at the offices of ClientLogic at Two American Center, 3102 West End Avenue, Suite 1000, Nashville, TN 37203, or at such other place or places as the Members may from time to time designate.

4. Registered Agent and Registered Office: The name of the Company’s registered agent for service of process shall be The Corporation Trust Company (the “Registered Agent’”), and the address of the Company’s Registered Agent and the address of the Company’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801 (the “Registered Office”). The Registered Agent and the Registered Office of the Company may be changed from time to time by the Members.

5. Term: The term of the Company is deemed to have commenced on the Formation Date and shall continue in perpetuity unless terminated earlier pursuant to the provisions of this Agreement or the Delaware Act.

6. Purpose: The principal purpose and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act. It is the express intent of the Members that the Company shall not engage in any “trade or business” in the United States, as such terms are used in the Code and the Treasury Regulations.

7. Members: ClientLogic Corporation is the sole initial member of the Company and shall be shown as such on the books and records of the Company until one or more other Members are admitted as Members of the Company in accordance with the provisions of this Agreement. No other Person shall be admitted as a member of the Company without the unanimous written consent of the then existing Members, and no additional interest in the Company shall be issued, without the unanimous approval of the then existing Members (whether one or more).

8. Management:

(a) Management of the Company shall be vested in the Board of Directors, and all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors, unless otherwise provided in the Delaware Act, the Certificate or this Agreement. Unless otherwise expressly provided in this Agreement, such management authority and powers shall be exercised by any one Director. Actions to be taken pursuant to paragraph 8 hereof shall require the agreement of all Directors

(b) The number of Directors of the Company shall be determined from time to time by resolution of the Directors; provided, however, that no decrease in the number of Directors that would have the effect of shortening the term of an incumbent Director may be made unless approved by the Members. Each Director shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. Directors need not be Members or residents of the State of Delaware. The initial Directors of the Company shall be Terrence Leve and Craig Jantzi.

(c) Any Director position to be filled by reason of an increase in the number of Directors may be filled by election at an annual or special meeting of Members called for that purpose. Any vacancy occurring on the Board of Directors other than by reason of an increase in the number of Directors may be filled (i) by election of the Members or (ii) by the affirmative vote of a majority of the remaining Directors. A Director elected to fill a vacancy occurring other than by reason of an increase in the number of Directors shall be elected for the unexpired term of his predecessor in office. Any Director may be removed, with or without cause, by the holders of a majority of the Percentage Interests. Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) With respect to matters to which the Members have the right to vote, each Member shall have the percentage of the total voting power of the Company that is equal to its Percentage Interest. Each Member may designate, by notice to the other Members, one or more individuals to act as the representative(s) of the designating Member for purposes of exercising its powers under the Delaware Act and this Agreement. Except for actions to be taken pursuant to paragraph 8(j) hereof, any authorized representative of a Member shall be permitted to cast all of the votes of such Member unless more than one authorized representative of such Member is present at a Members’ meeting, in which case each such authorized representative shall be entitled to cast a number of votes of such Member equal to the quotient obtained by dividing (i) all of the votes of such Member by (ii) the number of authorized representatives of such Member who are present at the meeting. A Member may remove any of its representatives and designate a replacement representative(s) by notice to the other Members at any time. Initially, ClientLogic shall have two representatives, Terrence Leve and Craig Jantzi.

(e) Without limiting the generality of paragraph 8(a), any two (2) Directors shall have power and authority, on behalf of the Company and subject to the limitations set forth hereinafter:

(i) to cause the Company to acquire property from any Person as the Directors may determine, and the fact that a Member or Director is directly or indirectly affiliated or connected with any such Person shall not prohibit the Director from dealing with that Person;

(ii) to borrow money for the Company from banks, other lending institutions, any of the Members or Directors, or Affiliates of any of the Members or Directors on such terms as they deem appropriate, and, in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) to purchase liability and other insurance to protect the Company’s property and business;

(iv) to hold and own any Company real and/or personal properties in the name of the Company;

(v) to invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(vi) to execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Directors, to the business of the Company;

(vii) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company, and to define their duties and authority, which may include authority granted to the Members or Directors under the Delaware Act, and to compensate them from Company funds;

(viii) to retain and compensate employees and agents generally, and to define their duties and authority, which may include authority granted to the Members or Directors under the Delaware Act;

(ix) to appoint and remove officers of the Company;

(x) to enter into any and all other agreements on behalf of the Company, with any other Person or Entity for any purpose;

(xi) to repurchase Shares or other interests of the Company, on such terms as all Directors may agree upon;

(xii) to make loans (either with interest or interest-free) to Affiliates of the Company; and

(xiii) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(f) Every contract, deed, mortgage, lease and other instrument executed by a Director on behalf of the Company shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Company was in existence, (ii) neither this Agreement nor the Certificate had been amended in any manner so as to restrict the delegation of authority among Directors and (iii) the execution and delivery of such instrument was duly authorized by the Directors.

(g) Meetings of the Directors may be held each year on such dates and either telephonically or in such place or places within the United States as the Directors may determine. No notice of such meetings shall be required.

(i) Subject to the applicable laws of the State of Delaware any action required or permitted to be taken at a Director’s meeting may be taken without a meeting if the action is taken by the requisite number of Directors entitled to vote on the action. The action must be evidenced by one or more written consents describing the action to be taken, signed by the Directors entitled to vote on the action, and delivered to the Company for inclusion in the minutes.

(ii) Any or all Directors may participate in any Directors’ meetings by, or through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director so participating is deemed to be present in person at the meeting.

(iii) The Directors may elect officers at any Directors’ meeting. The officers of the Company, if deemed necessary by the Directors, shall be a president, vice president, secretary and treasurer. Each officer shall hold office for the term for which he is elected until his successor has been elected. Each officer shall perform such duties as shall be authorized by the Directors. Any individual may hold any number of offices. No officer need be a Member, resident of the State of Delaware or citizen or resident of the United States. Any officer elected may be removed by the Directors whenever it is judged to be in the best interest of the Company.

(iv) Assistant officers may be elected by the Directors at any time. No assistant officer need be a Member, resident of the State of Delaware or citizen or resident of the United States. Each assistant officer shall perform such duties as shall be delegated by the officer for whom the assistant holds office to assist. Any assistant officer may be removed by any Director at any time.

(v) Annual meetings of the Members may be held each year on such dates and in such places within the United States as the Members may determine.

(vi) At any meeting of Members, a majority in number of all Members entitled to vote at such meeting constitutes a quorum. Each Member shall be entitled to one vote per Common Share held by such Member.

(vii) At any annual or special Members’ meeting the Members shall appoint a Person to preside at the meeting and a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

(viii) A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member’s duly authorized attorney-in-fact. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form.

(ix) In the event the Company shall fail to hold an annual meeting, the actions of the Company shall not be invalidated thereby.

(h) Any Member shall be entitled to reimbursement from the Company of all expenses of the Company reasonably incurred and paid by such Member on behalf of the Company. Reimbursement of such expenses shall be made to a Member only if the Member shall have made a Capital Contribution and all subsequent Capital Contributions otherwise required of such Member. Any reimbursement pursuant hereto shall be treated as an expenditure of the Company and shall not be treated as a distribution to the reimbursed Member.

(i) The Company shall pay all Organization Expenses which shall include, without limitation, reasonable fees of legal counsel and accountants retained by the Member, licensing and registration fees and deposits, and other like expenses.

(j) The following transactions shall require the affirmative vote of all of the Directors other than any Director which has previously approved such matter:

(i) the sale, exchange or other disposition of all or substantially all of the Company’s assets occurring as part of a single transaction or plan;

(ii) the merger of the Company with any other limited liability company, limited partnership, general partnership, corporation or other Entity;

(iii) the amendment of this Agreement;

(iv) any purchase or sale of investments for a price or value in excess of U.S. $1,000,000;

(v) any borrowing in excess of U.S. $1,000,000 in the aggregate or the giving of any guarantee by the Company in excess of U.S. $1,000,000 in the aggregate;

(vi) any issue of Shares of the Company;

(vii) any amendment to the Certificate of the Company; or

(viii) any merger, amalgamation, reorganization, continuance to another jurisdiction, winding up or other dissolution of the Company.

9. Initial Capital Contributions and Percentage Interests; Shares:

(a) ClientLogic shall be admitted as the sole Member of the Company following the contribution of all of the issued and outstanding capital stock the following wholly-owned subsidiaries, ClientLogic Mexico S.A. de C.V., a Mexican corporation; ClientLogic Operating Corporation, a Delaware corporation and Service Zone Holdings, Inc., a Florida corporation.

(b) Each Member shall have an interest in the Company expressed as a percentage of the whole (“Percentage Interest”). As the single and sole Member of the Company, ClientLogic’s initial Percentage Interest is 100%.

(c) An interest in the Company may be divided into Shares and classes of Shares with each Share representing the amount of capital contributed, such right to receive a share of profits or other compensation by way of income, and such right to vote, as Members shall unanimously determine and as may be permitted by the Delaware Act. The initial interest in the Company shall be issued to ClientLogic in the form of Common Shares in such denominations as ClientLogic may determine.

10. Additional Capital Contributions: If, at any time or from time to time, additional funds are required by the Company to meet the obligations or needs of the Company, including, without limitation, to satisfy any operating deficit, and there are not sufficient reserves held by the Company or available cash flow (a “Shortfall”! ClientLogic may (but shall not be obligated to) request that the Members make further capital contributions (“Additional Capital Contributions”) in the amount of such Shortfall. If so requested by ClientLogic, each Member (including ClientLogic), within fifteen (15) business days thereafter, shall contribute its pro rata share (based upon its relative Percentage Interest) of the amount of the applicable Shortfall. Additional Capital Contributions may be in cash or any type of property, including promissory notes, as may be agreed to by the Members. No Member shall have the right to withdraw its Capital Contribution or to demand and receive property of the Company or any distributions on its Percentage Interest, except as provided in this Agreement or required by law (excluding any law which grants such a right in the absence of a negating provisions in this Agreement).

11. Distributions: After providing for the satisfaction of all the current liabilities, debts and obligations of the Company (except liabilities to Members on account of their capital contributions) and after any required payments on any indebtedness, the Company shall make such distributions of the Company’s net cash flow available for distribution (as determined by the unanimous consent of the Members), including distributions of net cash flow from operations, net proceeds of any interim capital transaction and net proceeds available upon dissolution and winding up of the Company (such net cash flow, net proceeds from interim capital transactions and net proceeds upon dissolution and winding up of the Company being herein sometimes referred to as the “Distributable Cash”) (in each case after establishment of appropriate and reasonable reserves, as determined by the unanimous consent of the Members in their sole and absolute discretion), as determined by the Members to the Members in accordance with and in proportion to their respective Percentage Interests in the Company.

12. Limitation on Liability; Activities. No Member shall be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. No Member shall be required to loan any funds to the Company. No Member shall be required to make any contribution to the Company by reason of any negative balance in the Member’s Capital Account, nor shall any negative balance in a Member’s Capital Account create any liability on the part of the Shareholder to any third party. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of capital contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement. The Members or any of their Affiliates may engage in other activities of any nature.

13. Dissolution and Termination:

(a) The Company shall be dissolved and its business wound up upon the earlier to occur of any of the following events:

(i) A determination by all of the Directors that the Company should be dissolved followed by the written consent of all of the Members; or

(ii) Such earlier time as may be provided by applicable law.

(b) Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Members shall act jointly as the liquidator (unless they jointly elect to appoint a liquidator) to wind up the business of the Company pursuant to this Agreement. If there shall be no remaining Member, the successors-in-interest of the last Member may approve one or more liquidators to act as the liquidator in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members or their successors-in-interest.

(c) In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Members in accordance with paragraph 11 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

14. Transfers of Interests:

(a) No Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the Company without the unanimous approval of all Members, and any purported sale, assignment, transfer or other disposition of all or any part of an interest in the Company in contravention hereof shall be null and void and of no force and effect.

(b) No transferee of all or any portion of any Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement, (ii) such transfer has been approved in writing by each of the other Members (which approval may be withheld in their sole and absolute discretion) and (iii) such transferee shall have executed and delivered to the Company such instruments as the other Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a member of the Company and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement.

15. Indemnification. To the fullest extent permitted under applicable law, the Company shall severally indemnify and hold harmless any Person (an “Indemnified Party”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of the Company or in furtherance of the interests of the Company arising out of the Indemnified Party’s activities as a Member, Director, officer, employee, trustee or agent of the Company against losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed, so long as such Indemnified Party did not act in bad faith or in a manner constituting gross negligence or willful misconduct or materially breach this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement.

16. Waiver of Partition and Nature of Interest in the Company. Except as otherwise expressly provided in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, or to file a complaint or to institute any proceeding at law or in equity to cause the termination, dissolution and liquidation of the Company. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this paragraph 16, and without such waivers, no Member would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company. The interest of all Members in this Company are personal property.

17. Books, Records, Accounting and Reports:

(a) Books and Records: The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Members. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

(b) Fiscal Year: The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code of 1986.

(c) The Company Accountant: The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) the accounting firm designated by the Members. The fees and expenses of the company Accountant shall be a Company expense. All decisions as to accounting members, except as otherwise set forth herein, shall be made by the Directors.

(d) Federal Income Tax Elections. The Company, with the consent of the Members, may make all elections for United States federal, state and local income tax purposes to the extent permitted by applicable law and regulations. The Company shall make any and all elections necessary, if any, to ensure that it is treated as an entity disregarded as separate from its Member for United States federal income tax purposes.

(e) Reserves: The Members may, subject to such conditions as they shall determine establish reserves for the purpose and requirements as they may deem appropriate.

18. Miscellaneous:

(a) Further Assurances: Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

(b) Notices: All notices, demands, consents, approvals, requests or other communications which any party to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission or (iii) a nationally recognized overnight courier service, fees prepaid, addressed to such party at the address set forth opposite its name of the signature page of this Agreement, with a copy to:

If to ClientLogic, to:	ClientLogic Corporation Two American Center 3102 West End Avenue, Suite 1000 Nashville, TN 37203 Attention: Chief Legal Officer Facsimile No.: (615)301-7252

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this paragraph 18(b). A Notice sent in compliance with the provisions of this paragraph 18(b) shall be deemed given on the date of receipt.

(c) Successors and Assigns: This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and

(d) Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws will include all amendments, modifications or replacements of the specific paragraphs and provisions concerned.

(e) Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

(f) Severability: In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

(g) Amendments. This Agreement may be amended only by a written instrument executed by a majority in interest of the Members, provided that any such amendment must be executed by ClientLogic and any other Member adversely affected by such amendment.

(h) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

(i) Attorney Fees: If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such

(j) Captions: All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

(k) Creditors Not Benefited: Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any capital contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.

(l) Indemnification of Organizer. The Members hereby agree to indemnify and hold harmless the Person or Persons who sign the Company’s Certificate, as filed with the Secretary of State of the State of Delaware (the “Organizer”) for all other acts taken by the Organizer as organizer. The Members agree to pay all costs and expense incurred by the Organizer in organizing the Company including any claims brought against the Organizer including any damages, court costs, attorneys fees and other costs related to the Organizer’s defense of any claim brought or judgment rendered against the Organizer for the Organizer’s actions as organizer.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

CLIENTLOGIC CORPORATION

By:	David Garner
Name:	David Garner
Title:	President and Chief Executive Officer

LLC Agreement